EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to Medis Technologies Ltd. 1999 Stock Option Plan of our reports dated March 14, 2006, with respect to the consolidated financial statements of Medis Technologies Ltd., Medis Technologies Ltd. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Medis Technologies Ltd., included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

/s/ Kost Forer Gabbay & Kasierer
September 11, 2006	Kost Forer Gabbay & Kasierer
Tel-Aviv, Israel	A MEMBER OF ERNST & YOUNG GLOBAL